Filed under Rule 424(b)(3)

 Registration No.: 333-152272

PROSPECTUS SUPPLEMENT NO. 5 DATED OCTOBER 1, 2009

TO PROSPECTUS DATED AUGUST 12, 2008

Prospectus

China Pharma Holdings, Inc.

6,450 ,000 Shares of Common Stock

This Prospectus Supplement No. 5 supplements and amends the prospectus dated August 12, 2008, as supplemented and amended by Prospectus Supplement No. 1 dated March 23, 2009, Prospectus Supplement No. 2 dated May 4, 2009, Prospectus Supplement No. 3 dated June 30, 2009, and Prospectus Supplement No. 4 dated September 28, 2009, which we refer to collectively as the Prospectus. This prospectus relates to the offer for sale of up to 6,450,000 shares of our common stock by certain existing holders of the securities, referred to as Selling Security Holders.

On October 1, 2009, we filed with the Securities and Exchange Commission our Current Report on Form 8-K. A copy of such Current Report on Form 8-K is attached to and constitutes an integral part of this Prospectus Supplement No. 5.

This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement No. 5. This Prospectus Supplement No. 5 is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained in the Prospectus.

In reviewing the Prospectus and this Prospectus Supplement No.  5, you should carefully consider the risks under “Risk Factors” beginning on page 7 of the Prospectus, dated August 12, 2008, as updated by the risk factors discussed in Item 1A of Part I of the Form 10-K dated March 17, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No.  5 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No.  5 is October 1, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

October 1, 2009

China Pharma Holdings, Inc

------------------------------

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-29532	73-1564807
(Commission File Number)	(IRS Employer Identification Number)

2nd Floor, No. 17, Jinpan Road
Haikou, Hainan Province, China
(Address of Principal Executive Offices)

86-898-66811730
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Information included in this Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information may involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections included in these forward-looking statements will come to pass. The Company's actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, the Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Item 8.01. Other Events.

On September 28, 2009, the NYSE Amex LLC (the “Exchange”) informed China Pharma Holdings, Inc., a Delaware corporation (the “Company”) that the Exchange had authorized the listing of the Company’s common stock on the Exchange.   On the same date, the Company issued a press release announcing that it has received approval to list its securities on the Exchange. A copy of the press release is furnished as Exhibit 99.1 hereto.

The Company’s common stock ceased trading on the OTC Bulletin Board (the “OTCBB”) and commenced trading on the Exchange on September 30, 2009 under the ticker symbol “CPHI”.

Item 9.01             Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Title

99.1	Press Release of China Pharma Holdings, Inc. dated September 28, 2009

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

China Pharma Holdings, Inc.
Date: October 1, 2009

s/ Zhilin Li
Zhilin Li
President and CEO

Exhibit 99.1

China Pharma Holdings, Inc. Announces

Approval for NYSE Amex Listing

HAIKOU CITY, China, September 28, 2009 - China Pharma Holdings, Inc. ("China Pharma") (OTC Bulletin Board: CPHI), which develops, manufactures, and markets specialty pharmaceutical products in China, today announced that it has received approval to list its securities on NYSE Amex.

China Pharma expects to begin trading on NYSE Amex on Wednesday, September 30, 2009. In connection with its listing on NYSE Amex, the Company’s ticker symbol will change to “CPHI” from “CPHI.OB”.

Ms. Zhilin Li, CEO and President of China Pharma, commented, "It is a major milestone to move to NYSE Amex, and we are proud of our fulfillment of this target. We believe that NYSE Amex provides excellent exposure for companies from emerging markets, such as ours. This step underscores our commitment to generating long-term value for our shareholders."

About China Pharma Holdings, Inc.

China Pharma Holdings, Inc. is a specialty pharmaceutical company with rapidly growing profit that develops, manufactures, and markets treatments for a wide range of high incidence and high mortality conditions in China, including cardiovascular, CNS, infectious, and digestive diseases. The Company's cost-effective, high margin business model is driven by market demand and supported by eight scalable GMP-certified product lines covering the major dosage forms. In addition, the Company has a broad and expanding distribution network across 30 provinces, municipalities and autonomous regions. The Company is registered in Delaware, USA. Hainan Helpson Medical & Biotechnology Co., Ltd. (Helpson), located in Haikou City, Hainan Province, China, is a wholly owned subsidiary of China Pharma Holdings, Inc. For more information about China Pharma Holdings, Inc., please visit http://www.chinapharmaholdings.com .

Safe Harbor Statement

Certain statements in this press release and oral statements made by China Pharma on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand, increased competition, failure to obtain or maintain intellectual property protection, downturns in the Chinese economy, uncompetitive levels of research and development, failure to obtain regulatory approvals, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

For more information, please contact:

     China Pharma Holdings, Inc.
     Tel: +86-898-6681-1730
     Email: hps@chinapharmaholdings.com

     ICR, Inc.
     Christine Duan
     Tel: +1-203-682-8200